UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SAJAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51560	41-1881957
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

625 Whitetail Blvd River Falls, Wisconsin 54022 (Address of Principal executive offices) (Zip Code)

(715) 426-9505 (Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
N/A	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.          ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.          ☒

Securities Act registration statement file number to which this form relates:	N/A
(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None.

This Form 8-A/A is filed by Sajan, Inc. (the “Company”) to reflect the expiration of the preferred stock purchase rights (the “Rights”) registered on the Form 8-A filed by the Company on February 25, 2010.

Item 1.	Description of Registrant’s Securities to Be Registered

On April 28, 2014, Sajan, Inc. (the “Company”) entered into Amendment No. 1 (the “Amendment”) to the Tax Benefit Preservation Plan and Rights Agreement (the “Plan”), dated as of February 25, 2010, by and between the Company and Wells Fargo Bank, N.A., as rights agent. The Amendment accelerated the expiration of the Rights from February 25, 2015, to the close of business on April 28, 2014, and had the effect of terminating the Plan on that date.

The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.2 and incorporated herein by reference.

Item 2.	Exhibits
Exhibit 3.1	Certificate of Designation of Series A Preferred Stock, filed with the Secretary of State of the State of Delaware on February 25, 2010 (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K dated February 25, 2010).
Exhibit 3.2	Certificate of Elimination of Series A Preferred Stock, filed with the Secretary of State of the State of Delaware on April 30, 2014 (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K dated April 28, 2014).
Exhibit 4.1	Tax Benefit Preservation Plan and Rights Agreement, dated as of February 25, 2010, between Sajan, Inc. and Wells Fargo Wells Fargo Bank, National Association, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K dated February 25, 2010).
Exhibit 4.2	Amendment No. 1 to Tax Benefit Preservation Plan and Rights Agreement, dated as of February 25, 2010, between Sajan, Inc. and Wells Fargo Bank, National Association, as Rights Agent.

SIGNATURES

Pursuant to the requirements of the Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement be signed on its behalf by the undersigned thereunto duly authorized.

Sajan, Inc.

Date: May 1, 2014	By:	/s/ Tom Skiba
	Name:	Tom Skiba
	Title:	Chief Financial Officer

SAJAN, INC.

FORM 8-K CURRENT REPORT

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 3.1	Certificate of Designation of Series A Preferred Stock, filed with the Secretary of State of the State of Delaware on February 25, 2010 (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K dated February 25, 2010).
Exhibit 3.2	Certificate of Elimination of Series A Preferred Stock, filed with the Secretary of State of the State of Delaware on April 30, 2014 (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K dated April 28, 2014).
Exhibit 4.1	Tax Benefit Preservation Plan and Rights Agreement, dated as of February 25, 2010, between Sajan, Inc. and Wells Fargo Wells Fargo Bank, National Association, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K dated February 25, 2010).
Exhibit 4.2	Amendment No. 1 to Tax Benefit Preservation Plan and Rights Agreement, dated as of February 25, 2010, between Sajan, Inc. and Wells Fargo Bank, National Association, as Rights Agent.